Exhibit 16.1

GROOVE BOTANICALS INC.

310 FOURTH AVENUE SOUTH, SUITE 7000

MINNEAPOLIS, MN 5541

August 23, 2023

TAAD LLP

20955 Pathfinder Road, Suite 370,

Diamond Bar, CA 91765, USA

Subject: Request for Item 304 Disclosure Letter and Form 8-K Acknowledgment

Dear TAAD, LLP Team,

I trust this message finds you well.

As you are already aware, Groove Botanicals found itself in a position where waiting for the completion of the audit was no longer feasible. The prolonged delays seriously jeopardized the company’s value and progress. In light of these challenges, we engaged CF Borges, and they expediently finalized the audit.

In compliance with the SEC’s requirements for our Form 10 filing, we now request an Item 304 disclosure letter from TAAD, LLP. Attached, you will find the draft letter, which requires your approval and signature. Alongside this, we have prepared a Form 8-K, also attached for your reference.

I’d like to point out that the SEC has explicitly instructed us to give TAAD, LLP the opportunity to affirm the statements in the letter. However, they also made it clear that should there be any hesitancy or lack of cooperation on your part, Groove Botanicals can proceed with filing the 8-K, noting therein that mutual cooperation was unattainable.

Your prompt attention to this matter will be greatly appreciated. Kindly advise us at your earliest convenience, so we can take the necessary steps to move the company forward.

Warm regards,

/s/ Kent Rodriguez CEO

Chief Executive Officer

Groove Botanicals Inc.

(612-315-5068)

310 Fourth Avenue South, Suite 700

Minneapolis, MN 55415